STOCK PURCHASE AGREEMENT

         Stock Purchase Agreement ("Agreement") dated June 30, 1997, between VOXCOM HOLDINGS, INC., formerly known as NEWCORP-ONE, INC. a Nevada corporation ("Purchaser"), and Lawrence R. Biggs, Jr., Donald G. McLellan and Larry Cahill ("Shareholders"), being the owners of record of all of the issued and outstanding stock of AmeraPress, Inc., a Nevada corporation ("Company").

         WHEREAS, Purchaser wishes to acquire and the Shareholders wish to transfer all of the issued and outstanding stock of the Company to Purchaser, and Purchaser desires to purchase same.

         NOW, THEREFORE, Purchaser and the Shareholders adopt this plan of reorganization and agree as follows:

                          SECTION 1. PURCHASE OF STOCK

         1.01 Number of Shares. The Shareholders agree to transfer to Purchaser at the Closing an aggregate of 10,000 shares of common stock of the Company, representing 100% of shares outstanding of the Company in exchange for Purchaser's Promissory Note in the principal amount of $10,000,000 in the form attached as Exhibit E-1 to this Agreement (the "Note") secured by a pledge of the stock pursuant to the Pledge Agreement in the form of Exhibit E-2.

         1.02 Delivery of Certificates by Shareholders, The transfer of Company shares by the Shareholders shall be effected by the delivery to Purchaser at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, affixed with all necessary transfer tax and other revenue stamps, acquired at the Shareholders' expense.

         1.03 Further Assurances. At the Closing and from time to time thereafter, the parties shall execute such additional instruments and take such other actions as either may request in order more effectively to sell, transfer and assign the transferred stock to Purchaser and to confirm Purchaser's title thereto.

                               SECTION 2. CLOSING

         2.01 Contemporaneous Closing. The Closing contemplated by Section 1.01 shall be held at the offices of Glast, Phillips & Murray, P.C., counsel to the Shareholders, contemporaneously with the execution of this Agreement.

         2.02 Actions. At the Closing, the parties shall execute and deliver the documents and take all other actions contemplated by this Agreement.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

         The Shareholders severally, but not jointly, represent and warrant to the Purchaser as follows:

         3.01 Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all locations in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         3.0 Capitalization. The authorized capital stock of the Company consists of 100,000 authorized shares of Common Stock, par value $0.01 per share, of which 10,000 are issued and outstanding, all fully paid and nonassessable.

         3.03 Financial Statements. The unaudited financial statements of Company furnished to Purchaser consisting of balance sheets as of December 31, 1996, and related statements of income for the twelve months then ended, are materially correct and fairly present the financial condition of Company and its predecessor as of the dates and for the periods presented, and except as noted such statements were prepared in accordance with generally accepted accounting principles consistently applied.

         3.04 Undisclosed Liabilities. Company has no liabilities of any nature except to the extent reflected or reserved against in Company's Balance Sheet, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except as may have been incurred in the ordinary course of business since the date of the Financial Statements.

         3.05 Interim Changes. Between the date of the Financial Statements and the date of this Agreement, there have not been, except as set forth in the Disclosure Schedule (1) any changes in Company's financial condition, assets, liabilities or business which, in the aggregate, have been materially adverse;
(2) any damage, destruction or loss of or to Company's property, whether or not covered by insurance; (3) any declaration or payment of any dividends or other distribution in respect of Company's capital stock, or any direct or indirect redemption, purchase or other acquisition or any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits or other commitments to employees.

         3.06 Title to Property. Company has good and merchantable title to all properties and assets, real and personal, reflected in Company's latest Balance Sheet, except as since sold or otherwise disposed of in the ordinary course of business, and Company's properties and assets are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein.

         3.07 Litigation. There is no litigation or proceeding pending, or to Shareholders' knowledge threatened, against or relating to Company, its properties or business, except as set forth in the Disclosure Schedule.

         3.08 Title to Shares. The Shareholders are the owners, free and clear of any liens and encumbrances, of the number of Company shares, which the Shareholders have contracted to exchange.

                     SECTION 4. REPRESENTATIONS, WARRANTIES
                           AND COVENANTS OF PURCHASER

         Purchaser   represents  and  warrants  to,  and  covenants   with,  the
Shareholders as follows:

         4.01 Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         4.02 Capitalization. The authorized capital stock of Purchaser following amendment of its Articles of Incorporation, consists of 100,000,000 shares of capital stock, having a par value of $.0001 per share, of which 5,000,000 shares are issued and outstanding, all fully paid and non assessable, following the issuance thereof pursuant to the Order Confirming Debtor's Second Amended Plan of Reorganization (as modified) in Case No. LA 89-15370-KL in the United States Bankruptcy Court, Central District of California (the "Order") and the Agreement and Plan of Reorganization among Purchaser the Shareholders dated the date hereof.

         4.03 Financial Statement. As of the date of the Closing, Purchaser represents that the Financial Statements of Purchaser hereto attached as Exhibit A, are accurate in accordance with generally accepted accounting principles (the "Purchaser Financial Statements").

         4.04 Undisclosed Liabilities. Purchaser has no liabilities of any nature except to the extent reflected in the Purchaser Financial Statements. Purchaser has not conducted any business whatsoever since the date of its incorporation.

         4.05 Interim Changes. Between the date of the Purchaser Financial Statements, and the date of this Agreement, there have not been, except as set forth in the Disclosure Schedule (1) any changes in Purchaser's financial condition, assets, liabilities or business which, in the aggregate, have been materially adverse; (2) any damage, destruction or loss of or to Purchaser's property, whether or not covered by insurance; (3) any declaration or payment of any dividends or other distribution in respect of Purchaser's capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits or other commitments to employees.

         4.06 Title to Property. Purchaser has good and merchantable title to all properties and assets, real and personal, reflected in Purchaser's latest Balance Sheet, if any, except as since sold or otherwise disposed of in the ordinary course of business, and Purchaser's properties and assets are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein.

         4.07 Litigation.  There is no litigation or proceeding  pending,  or to
Purchaser's  knowledge  threatened,   against  or  relating  to  Purchaser,  its
properties or business, except as set forth in the Disclosure Schedule.

         4.08 Investment Intent. Purchaser is acquiring the Company shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Purchaser has no commitment or present intention to liquidate Company or to sell or otherwise dispose of its stock.

         4.09 Corporate Authority. Purchaser has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to the Shareholders at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and part performance thereunder.

         4.10 Due Authorization. Execution of this Agreement and performance by Purchaser hereunder has been duly authorized by all requisite corporate and shareholder action on the part of Purchaser, and this Agreement constitutes a valid and binding obligation of Purchaser. Performance hereunder will not violate any provision of Purchaser's Articles of Incorporation, Bylaws, agreements, mortgages, agreements with third parties or other commitments.

                           SECTION 5. INDEMNIFICATION

         5.01 Indemnification of Purchaser. The Shareholders severally (and not jointly) agree to indemnify Purchaser against any loss, damage or expense (including reasonable attorneys' fees) suffered by Purchaser from (1) any breach by the Shareholders of this Agreement; or (2) any inaccuracy in or breach of any of the representations, warranties or covenants by the Shareholders herein; provided, however that (a) Purchaser shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages and expenses (including reasonable attorneys' fees) exceeding $50,000 in the aggregate; and (b) Purchaser shall give notice of any claims hereunder within the twenty-four (24) month period beginning on the date of the Closing. No loss, damage or expense shall be deemed to have been sustained by Purchaser to the extent of insurance proceeds paid to, or tax benefits realizable by, Purchaser or Company as a result of the event giving rise to such right to indemnification.

         5.02 Indemnification of Shareholders. Purchaser agrees to Indemnify the Shareholders against any loss damage or expense (including reasonable attorneys' fees) suffered by any of the Shareholders from (1) any breach by Purchaser of this Agreement; or (2) any inaccuracy in or breach of any of Purchaser's representations, warranties or covenants herein.

         5.03 Defense  of  Claims.   Upon  obtaining  knowledge  thereof,  the
 indemnified party shall
promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. So long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

                          SECTION 6. GENERAL PROVISIONS

         6.01 Further Assurances. At any time, and from time to time, after the Effective Date, each Company will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         6.02 Waiver. Any failure on the party of either party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to who such compliance is owed.

         6.03 Brokers. Each party represents to the other party that no broker or finder has acted for it in connection with this Agreement, and agrees to indemnify and hold harmless the other party against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by it.

         6.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

         To:

         Voxcom Holdings, Inc.
         14990 Landmark Blvd., Suite 250
         Dallas, Texas 75240
         Attention: President

         To Shareholders:

         c/o Lawrence R. Biggs, Jr.
         14990 Landmark Blvd.
         Suite 250
         Dallas, Texas 75240

         6.05 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

         6.06 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.07 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

         6.08 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

         6.09 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.10 Disclosure Schedule. The Disclosure Schedule shall be attached hereto prior to execution and shall contain any matter for which information may be called for by any Section of this Agreement in order to clarify, amend or render accurate such information.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above written.

                                            VOXCOM HOLDINGS, INC.


                                            By:/s/ Daniel Lezak
                                               --------------------------
                                            Name: Daniel Lezak, President


                                            /s/ Lawrence R. Biggs, Jr.
                                            -----------------------------
                                            Lawrence R. Biggs, Jr.


                                            /s/ Donald G. McLellan
                                            -----------------------------
                                            Donald G. McLellan


                                            /s/ Larry Cahill
                                            -----------------------------
                                            Larry Cahill